Exhibit 23.4
CONSENT
I hereby consent to being named in the Registration Statement on Form S-1 of ArborGen Inc. (the “Company”) and all amendments thereto (File No. 333-169720) (the “Registration Statement”) as a person who will become a director of the Company upon consummation of the transactions contemplated in the Registration Statement.
/s/ Edward T. Shonsey
Name: Edward T. Shonsey

December 8, 2010